Exhibit 10.28
AGREEMENT OF SALE AND PURCHASE
OF IMPROVED REAL PROPERTY
     THIS AGREEMENT made as of the 18th day of April, 2005 by and between EXECUTIVE TOWER ASSOCIATES, LIMITED PARTNERSHIP (a New Mexico limited partnership, hereinafter sometimes referred to as “Seller”), with a principal place of business at 330 Garfield Street, Santa Fe, New Mexico 87501 and ASSET CAPITAL CORPORATION, L.L.C. (a Delaware limited liability company, hereinafter referred to as the “Purchaser”), its successors and or assigns with a principal place of business at 7315 Wisconsin Avenue, Suite 205 East, Bethesda, Maryland 20814.
WITNESSETH:
     WHEREAS, Seller is the owner of:
     a. Land. That certain real property (the “Land”) commonly known as Executive Tower, 2101 Executive Drive, Hampton, Virginia 23666, being more particularly described in Exhibit A attached hereto;
     b. Appurtenances. All rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Leases, the Rents, the Improvements, the Intangible Property, or any other appurtenance, together with all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land (all of which are collectively referred to as the “Appurtenances”);
     c. Improvements. All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land or to be located thereon on the Closing Date, all apparatus, equipment and appliances presently located on the Land and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which become the property of the owner of the Land (all of which are collectively referred to as the “Improvements”);
     d. Leases and Rents. All leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound, together with all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing with respect to or demising any part of the Land, Appurtenances or Improvements (the “Leases”), all income, receipts, funds and revenues of any kind whatsoever payable under the Leases or otherwise accruing after the Closing Date with respect to all or any portion of the Land, Appurtenances or Improvements (the “Rents”);
     e. Personal Property. All tangible personal property located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements (“Personal Property”);

     f. Intangible Property. All of the interest of Seller in (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property generally, and (ii) any and all warranties, guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) and all of Seller’s right, title and interest, if any, in and to the name “Executive Tower” (all of the foregoing are collectively referred to as the “Intangible Property”).
     All of the items described in Sections a, b, c, d, e and f above are hereinafter collectively referred to as the “Property”. The items described in Sections a, b, and c above are hereinafter referred to collectively as the “Real Property”; and
     WHEREAS, the Seller desires to sell the Property to the Purchaser on the terms and conditions hereinafter set forth; and
     WHEREAS, the Purchaser desires to purchase the Property from the Seller and accept the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the covenants, terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:
1. Purchase and Sale.
     The Seller agrees to convey to the Purchaser, and the Purchaser agrees to purchase from the Seller the Property for the purchase price of FIFTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/100ths ($15,500,000, and hereinafter referred to as the

“Purchase Price”). The Purchase Price will be paid as hereinafter more particularly set forth. This sale includes all right, title and interest of the Seller, in and to the Land, Appurtenances, Improvements, Rents, Leases, Personal Property and Intangible Property.
2. Permitted Exceptions.
     The Real Property will be sold and conveyed to the Purchaser and accepted by the Purchaser subject to the Permitted Exceptions (as defined in Paragraph 5 hereof).
3. Purchase Price.
     The Purchase Price shall be paid by the Purchaser as follows:
     (a) ONE HUNDRED THOUSAND AND NO/100ths DOLLARS ($100,000) in good funds, certified or cashier’s check, upon mutual execution of this Agreement, shall be deposited by Purchaser with Ticor Title Insurance Company (Attention: Selina Parelskin) as escrow agent (“Escrow Agent”) as an initial deposit to be held in escrow by Escrow Agent pursuant to the provisions of Paragraph 3(d) (this amount hereinafter described as the “Initial Deposit”). The Escrow Agent shall comply with the terms of this Agreement, and the escrow provisions attached hereto as Exhibit B.
     (b) TWO HUNDRED THOUSAND AND NO/100ths DOLLARS ($200,000) in good funds, certified or cashier’s check, within three (3) business days following Purchaser’s written notification to Seller of its intention to proceed with the purchase of the Property in accordance with Paragraph 6(a) of this Agreement, shall be deposited by Purchaser with Escrow Agent as an additional deposit to be held in escrow by Escrow Agent pursuant to the provisions of Paragraph 3(d) hereof and as otherwise provided herein (this amount “Additional Deposit” together the Initial Deposit and any interest earned thereon hereinafter described as the “Deposit”).

     I            Purchaser shall pay to the Escrow Account, as hereinafter defined, maintained by Escrow Agent pursuant hereto, on the Closing Date, immediately available funds in an amount equal to the Purchase Price less the Deposit.
     (d) The parties agree that the Deposit made by the Purchaser pursuant to Paragraph 3(a) and 3(b) above, shall be held in escrow by Escrow Agent in an interest bearing account, approved by Purchaser (the “Escrow Account”), and the interest earned thereon shall become part of the Deposit.
4. Delivery of Documents.
     (a) Seller shall deliver to Purchaser a copy of its most recent survey of the Property (the “Existing Survey”) and any existing title policies in Seller’s possession. Purchaser may then obtain a commitment to issue an extended coverage ALTA owner’s title insurance policy relating to the Property (the “Commitment”), or the Virginia equivalent thereof, issued by Ticor Title Insurance Company or its local affiliate (the “Title Company”) and accompanied by copies of all documents and instruments referred to in the Commitment ( the “Exceptions”). Seller shall also deliver to Purchaser copies of all existing or proposed easements, covenants, restrictions, agreements or other documents which affect the ownership of title to the Property and which are not disclosed by the Commitment for the Property, if any.
     (b) Seller shall, within three (3) business days following execution and delivery of this Agreement, deliver to Purchaser for Purchaser’s review the following documents, but only to the extent that the following are in Seller’s possession or control or in the possession or control of Seller’s Manager or affiliates (collectively, the “Property Information”):
     (i) Operating statements for the years 2002, 2003, 2004 and the current year;

     (ii) Phase I Environmental Report; and if performed, a Phase II Environmental Report;
     (iii) Certificates of Occupancy;
     (iv) Building Plans;
     (v) Copies of service contracts and agreements relating to the Property (the “Service Contracts”) and all warranties, guaranties and permits relating to the Property;
     (vi) Tax statements for 2003, 2003, 2004, and to the extent available, 2005;
     (vii) Copies of all soils and hazardous materials reports, termite reports, engineering studies, topographical maps, appraisals and other reports, studies, maps and analyses with respect to the Property and the Improvements;
     (viii) Copies of subdivision maps and condominium plans;
     (ix) Copies of all documents and certificates from appropriate governmental authorities relating to the zoning, building and platting status of the Property;
     (x) A description of existing and proposed local improvements affecting the Property, including assessment levels;
     (xi) Copies of all correspondence with all governmental entities with respect to the Property;
     (xii) A copy of all property tax statements and assessed value notices. Copies of all approvals, permits and licenses from each governmental authority having jurisdiction over the Property as are necessary to permit full use and occupancy of the Property;

     (xiii) Copies of all Leases, including all tenant leases, amendments, and proposed tenant leases on the Property and all billings, and common area maintenance charge reconciliations;
          (xiv) Copies of all plans and construction drawings for all buildings to be constructed on the Property
          (xv) Insurance loss runs and crime and accident reports for 2002, 2003, 2004 and the current year;
          (xvi) Capital expenditure reports for 2002, 2003, 2004 and the current year, and capital expenditure budgets for the current and following calendar years
          (xvii) Current rent roll (to be updated at least monthly), and historical delinquency reports for 2002, 2003, 2004 and the current year; and
          (xviii) An inventory of all Personal Property.
     Seller shall also deliver to Purchaser such documents, instruments, agreements, reports, records, studies or other materials or information relating to the Property in the possession of Seller or Seller’s manager as Purchaser may reasonably request.
     (c) If this Agreement is terminated for any reason prior to completion of the transaction contemplated herein, Purchaser shall return to Seller all items delivered to Purchaser by Seller pursuant to Sections 4(a) and 4(b) hereof.
     (d) Purchaser may cause the Existing Survey to be updated, at its own cost and expense, to reflect the exceptions set forth in the Commitment and any additional matters that would be revealed by an accurate current survey of the Real Property. Such updated survey (the “Survey”) shall be delivered to Seller, upon its request.

5. Title.
     Title Defects. Prior to the expiration of the Review Period (as hereinafter defined), Purchaser shall notify Seller of any title matters to which Purchaser objects (the “Title Defects”) (“Purchaser’s Notice”). Any matter disclosed in a Commitment or Survey and not objected to by Purchaser or subsequently waived by Purchaser shall be deemed a permitted exception (“Permitted Exception”). Seller shall notify Purchaser of Seller’s decision not to cure any Title Defect within three (3) days after receipt of Purchaser’s Notice; provided, however, Seller shall remove monetary liens relating to borrowed funds or other liens securing indebtedness of an ascertainable amount and mechanic or materialmen’s liens, if any. Seller’s failure to respond shall be deemed a decision by Seller not to cure any Title Defect other than monetary liens as provided in the preceding sentence. Within five (5) days of Seller’s election not to cure certain Title Defects, Purchaser may (i) elect to waive such Title Defects or (ii) terminate this Agreement in which event Purchaser shall receive a return of the Initial Deposit and, if applicable, the Additional Deposit, and all interest accrued thereon. Purchaser’s failure to respond shall be deemed a decision by Purchaser to waive the Title Defects to which Seller decides not to cure.
6. Review Period.
     (a) Purchaser shall have until 5:00 PM Mountain Time on the date Thirty (30) days after the date hereof (the “Review Period”) to make an evaluation of the Property. If Purchaser elects in the exercise of its sole discretion to proceed with the purchase of the Property, Purchaser shall deliver written notice to Seller on or prior to the conclusion of the Review Period, of its intention to proceed with the purchase of the Property in accordance with the Agreement whereupon, Purchaser shall be deemed to have waived its right to terminate this Agreement in accordance with this Paragraph 6. In the event that Purchaser fails to deliver such written notice on or prior to the conclusion of the Review Period, then this Agreement shall thereupon be deemed terminated whereupon the Initial Deposit and all interest thereon shall be returned to Purchaser, and the parties shall be released from all further obligations under this Agreement.
     (b) At reasonable times and upon reasonable notice to Seller within the Review Period, Purchaser and its employees, agents and licensees shall have the right to inspect Seller’s books and records with respect to the Property and to enter the Property for purposes of conducting soils, environmental and similar tests and of inspecting the Property and its components thereof. Purchaser may, at its option, retain engineers or other consultants for the purposes of performing or assisting in such tests and inspections. Seller agrees to cooperate reasonably with any such investigations, inspections, or tests (so long as such cooperation is at no expense to Seller), which cooperation shall include providing such notices to the tenants of the Property as are required by law or to permit Purchaser and its employees and agents to inspect the Property and interview tenants, provided that a representative of Seller shall have the right to be present during any interview. (Seller shall provide such representative upon written notice to Purchaser given not less than one business day prior to the proposed interview date). Purchaser shall repair and restore the Property or any part or component thereof damaged by any inspection or test conducted by or at the direction of Purchaser, and shall indemnify, protect, defend and hold Seller harmless from any loss, cost, damage, expense or liability (including reasonable attorneys’ fees) arising out of property damage or injury to persons occurring as a result of investigations or tests conducted by or at the direction of Purchaser under this Section 6(b).
7. Closing.

     (a) The closing of the purchase and sale of the Property shall take place at the offices of the Escrow Agent, or at such other place as the parties may hereafter agree in writing no later than Thirty (30) days after the expiration of the Review Period or at such earlier date as may be agreed to in writing by Seller and Purchaser (herein called the “Closing Date”); provided, however, that Purchaser shall have the right to extend the Closing Date for up to thirty (30) days, by delivery of written notice to Seller at least three (3) business days prior to the then scheduled Closing Date, and concurrently delivering to Escrow Agent an additional deposit in the amount of $50,000 (this amount, the “Extension Deposit”, to be held along with the Initial Deposit and the Additional Deposit as part of the Deposit hereunder.).
     (b) On the Closing Date, Seller shall deliver to Escrow Agent (or ,where indicated, to Purchaser) the following, duly executed and acknowledged if required:
     (i) A Special Warranty Deed conveying to Purchaser fee simple title to the Property free and clear of all matters created by, through or under Seller, and subject only event to the Permitted Exceptions (the “Deed”) in the form attached as Exhibit D;
     (ii) A Bill of Sale conveying all of Seller’s right, title, and interest in and to the Personal Property in the form attached as Exhibit E;
     (iii) An Assignment and Assumption of the Leases, Contracts and Intangibles assigning all of Seller’s right, title and interest in and to all assignable Service Contracts (to the extent Purchaser elects during the Review Period to accept the assignment thereof), intangible property, if any, and the Leases, in the form attached hereto as Exhibit F (the “Assignment of Leases”), together with notices in the form required by law, and reasonably acceptable to Purchaser, executed by Seller, to the tenants under the Leases notifying them of the change in ownership of the Property;
     (iv) A settlement statement to be prepared by Escrow Agent;
     (v) An affidavit of Seller under the penalty of perjury stating Seller’s United States taxpayer identification number and that Seller is not a foreign person as defined in Internal Revenue Code Section 1445;
     (vi) Tenant estoppel certificates in a form to be supplied by Purchaser prior to expiration of the Review Period, reasonably acceptable to Seller (“Tenant Estoppel Certificate”) from tenants occupying not less than eighty-five (85%) percent of the rented square footage of the Property, which executed certificate shall be acceptable to Purchaser with no adverse disclosure therein, shall have been delivered to Purchaser. If Seller is unable to procure estoppel certificates from tenants totaling eighty-five (85%) percent of the rented square footage of the Property, Purchaser may terminate this Agreement. Seller shall furnish Purchaser with an estoppel certificate covering any Lease(s) for which an estoppel certificate has not been obtained from the tenant(s) certifying as to the matters set forth in the form of Tenant Estoppel Certificate which certificate may be accepted by Purchaser, in its sole discretion. Upon subsequent delivery to Purchaser of any missing tenant estoppel certificate in the form required herein with no adverse disclosure therein, Seller’s estoppel certificate shall be null and void as to the Lease covered by such estoppel certificate and Purchaser shall cancel Seller’s estoppel certificate executed in lieu thereof and return such canceled Seller’s estoppel certificate to Seller to the extent that a separate estoppel certificate has been issued for that tenant;

     (vii) All documents reasonably required by the title insurance company issuing the Policy to complete the Closing, including but not limited to those documents required by the title insurance company from Seller for the issuance of an ALTA Extended Coverage Policy of Title Insurance without standard printed exceptions and with so-called “gap” coverage. In addition, Seller shall provide UCC searches showing that there are no UCC filings in the name of Seller or Seller’s general partner or otherwise affecting Seller’s interest in the Property or, if there are such filings, Seller covenants and agrees the same shall be removed at or prior to the Closing;
     (viii) All keys and entrance cards used on any part of the Property in Seller’s possession or control;
     (ix) All original Leases and tenant correspondence files and Service Contracts;
     (x) Originals or copies of any warranties and guaranties received by Seller and to be assigned to Purchaser, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements;
     (xi) Originals or copies of all certificates of occupancy, licenses and permits for the Improvements;
     (xii) All existing as-built plans and specifications for the Improvements in the possession of Seller or its manager; and
     (xiii) Copies of all records, books of account, ledgers, statements and other business records relating to the ownership and operation of the Property and/or the administration of the Leases, in whatever mode maintained, including information contained on computer disks.
     (c) Purchaser’s obligation to consummate the transactions contemplated hereby at Closing shall be subject to and conditioned upon the prior satisfaction or waiver of each of the following conditions:
(i) The representations and warranties of Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing, without regard to any qualification therein as to Seller’s knowledge.
(ii) Seller shall have performed all of its materials obligations under this Agreement, and the Title Company shall be prepared to issue the Title Policy subject only to the Permitted Encumbrances and otherwise in the form and subject to the terms agreed upon prior to the expiration of the Review Period.
(iii) Seller shall have satisfied all of its material obligations under this Agreement, including delivery of the documents described in Paragraph 7(b) above.
(iv) Purchaser shall be satisfied that none of Seller or any of its affiliates is listed on any “government lists” and that the sale of the Property to Purchaser will not result in a violation of the Patriot Act, any OFAC Laws and Regulations or any other anti-terrorism or anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended and the Money Laundering Control Act of 1986, as amended.
     So long as Purchaser is not in default hereunder, if any condition to Purchaser’s obligation to proceed with the Closing has not been satisfied as of the Closing Date, Purchaser may, in its sole discretion, (i) terminate this Agreement by delivering written notice to Seller on or before the Closing Date, (ii) elect to extend the Closing until such condition is satisfied, or (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event Purchaser shall be deemed to have waived any such condition. Notwithstanding the foregoing, the failure of a condition due to the breach of this Agreement shall not relieve such breaching party from any liability it would otherwise have hereunder. In the event Purchaser elects to terminate this Agreement pursuant to this Paragraph 7(c), the Deposit shall be returned to Purchaser. Purchaser may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.
     (d) On the Closing Date, Purchaser shall deliver to Escrow Agent the following, duly executed and acknowledged if required:
     (i) The balance of the Purchase Price, in accordance with the terms set forth in Paragraph 3 above, adjusted to reflect any prorations pursuant to Paragraph 9;
     (ii) The Assignment and Assumption of Leases, Contracts and Intangibles; and
     (iii) A settlement statement to be prepared by Escrow Agent.
     (e) Provided that Escrow Agent has received all of the items required to be delivered pursuant to this Agreement (or a waiver from the party for whose benefit such item is being delivered) and that it has not received prior written notice from Purchaser that Purchaser has elected to terminate its rights and obligations hereunder, and provided that Purchaser has received the Commitment subject only to the Permitted Exceptions and conditioned solely upon recordation of the Deed and the Title Company is prepared to issue the Title Policy, Escrow Agent is authorized and instructed (i) with respect to the Property, to record the Deed and other documents delivered to the Escrow Agent in accordance with recording instructions set forth in a letter to be delivered to Escrow Holder by Purchaser (or if no such letter is received prior to the closing, in accordance with customary practice), (ii) to deliver those other documents and instruments delivered into Escrow to the party for whose benefit such documents or instruments were made and (iii) to deliver the Purchase Price, as adjusted pursuant to Section 9 hereof, upon receiving confirmation of recording.
8. Expenses.
     Seller and Purchaser shall each pay one-half of the grantor’s taxes and the state, city, or county taxes relating to the transfer of the real, personal or intangible property. Purchaser shall pay the cost of updating the Existing Survey, as well as the premium for a standard Title Insurance Policy, and the extra premium for extended coverage under such title policy. Purchaser shall also pay for the cost of a new Phase I Environmental Study (if desired). Escrow costs charged by the Escrow Agent shall be shared equally by Seller and Purchaser. All other closing costs shall be allocated between Purchaser and Seller by Escrow Agent in accordance with practice and custom for commercial real estate closings in Hampton, Virginia. The Purchaser shall pay the fees of the Purchaser’s attorney, and any other closing expenses incurred by the Purchaser. Seller shall pay the real estate brokerage commission payable to the Broker (as hereinafter defined) upon the closing of title, as provided in Paragraph 13 hereof. The Seller shall pay the fees of the Seller’s attorney, and any other closing expenses incurred by the Seller, and the costs and expenses required to be paid by Seller as provided in this Agreement.
9. Closing Prorations.

     The following items shall be prorated and adjusted between the Seller and the Purchaser as of midnight on the day preceding the Closing Date:
     (a) Rents. All rents and other receipts actually received in the month in which the Closing occurs shall be prorated as of the Closing. All prepaid rent and security deposits not forfeited by Tenant, shall be delivered to Purchaser at Closing. Purchaser shall use reasonable efforts after the Closing to collect delinquent rents for the period up to the Closing, provided, however, that all collections shall be applied first to rent and charges for periods commencing after the Closing including costs of collection, if any, and then to periods prior to the Closing, and Purchaser shall not be required to institute litigation or to terminate a tenant’s lease in order to pursue collection. Percentage Rents (if any) shall be prorated by Purchaser when received by Purchaser, based on twelve thirty (30) day months.
     (b) Common Area Maintenance Charges. All reimbursable expenses (other than items described under the next succeeding paragraph) and revenues actually collected and attributable to reimbursement of those expenses shall be reconciled at Closing, such that if Seller has collected sums in excess of its reimbursable expenses under the Leases, Seller shall pay such excess to Purchaser. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Purchaser shall remit the shortfall to Seller, when and to the extent actually collected from tenants (with such collections applied first to amounts due to Purchaser, and then to Seller) not later than the expiration of three months after the conclusion of the twelve-month period then in progress with respect to the budgeting of such expenses under the Leases.

     (c) Taxes. Real estate taxes, recurring assessments, and personal property taxes, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs (or, if such tax bill has not been issued as of the date of Closing the regular and supplemental tax bill for the calendar year preceding that in which the Closing occurs) shall be prorated as of the Closing. If any supplemental real estate taxes are levied for any period preceding the Closing, the parties will, immediately after the closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.
     (d) Utilities. Unless such items are subject to proration under subparagraph (b) above, all utilities, including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shall be read as of the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which service was rendered prior to the Closing Date.
     (e) Service Contracts. Amounts payable under Service Contracts which are not being terminated shall be prorated on an accrual basis. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which service was rendered prior to the Closing Date. Seller shall deliver to Escrow, for the benefit of Purchaser, evidence of the cancellation or termination of all Service Contracts other than those to be assumed by Purchaser in its discretion, and Seller shall be responsible for all such cancellation costs.
     (f) Improvement Lien Assessments. All improvement lien assessments due and payable prior to the Closing Date shall be paid in full by Seller at Closing.

     (g) Other Items. All other proratable items, including without limitation licenses and permits being assumed by Purchaser (if any) and other income from, and expenses associated with, the Property shall be prorated between Purchaser and Seller as of the Closing:
     (i) All outstanding tenant finish and improvement costs, architect fees, space planning and design fees, leasing commission costs and all other tenant concessions, costs, expenses and legal fees (collectively, “Lease Expenses”) paid or incurred in connection with Leases or amendments thereof executed prior to the date hereof shall be the responsibility of Seller.
     (ii) Any Lease Expenses paid or incurred in connection with Leases or amendments thereof executed on or after the date hereof in accordance with Paragraph 15.6 hereof, including third party referral fees with respect to Leases or other rental agreements (including, without limitation options, renewals and extensions) payable by Purchaser pursuant to Paragraph 15.6 hereof, shall be the responsibility of Purchaser, provided that the subject lease and the attendant costs are disclosed to and approved by Purchaser. Seller shall receive a credit at Closing for any such Lease Expenses for which Purchaser is responsible and which have been paid by Seller prior to the Closing Date.
     Purchaser shall be solely responsible for the payment of all Lease Expenses payable in connection with any options, renewals, extensions, or otherwise, accruing or arising under Leases and amendments thereof (whether executed before or after the Closing Date) after the Closing Date provided that such Lease Expenses by Seller in Exhibit C to this Agreement, or otherwise approved in writing by Purchaser.

     Purchaser and Seller’s obligation to prorate shall survive the Closing for a period of one (1) year (unless within such time Purchaser or Seller makes a claim against the other party to this Agreement with respect to such obligation to prorate, in which case such obligation shall survive without limitation), and Purchaser and Seller shall use good faith efforts to conclude prorations with respect to percentage rent and common area maintenance charges as soon as practicable after the determination of the amounts thereof. Notwithstanding the foregoing, in the event that any of the tenants at the Property challenge any expense pass-throughs or reimbursable expense reconciliations with respect to any period prior to the Closing, Seller hereby agrees that it shall be solely responsible to repay to such tenant any overpayments by such tenant, and shall repay such overpayments (and any other amounts owing by the landlord under the relevant lease and relating to such overpayment, including without limitation audit costs and interest, if applicable) to such tenant within ten (10) days after the determination of the amount thereof. Seller hereby indemnifies Purchaser from and against any and all loss, costs and expense incurred by Purchaser as a result of any such overpayments by tenants. Seller’s obligations under the immediately preceding two sentences shall survive the Closing without limitation. Nothing in the Assignment of Leases shall be construed to amend, modify or diminish in any way the provisions of this Section 9.
     The net amount of all prorations and adjustments shall be credited or debited, as the case may be, against the Purchase Price payable at the Closing pursuant to Paragraph 3 above. The Purchaser hereby acknowledges that it has no right, title or interest in or to any refunds which may hereafter be payable to the Seller, or the tenants, in respect of real estate taxes, water or sewer charges or other assessments which accrued and related to the period prior to the Closing

Date, except to the extent that (i) a claim or offset for such amount is raised against Purchaser by a tenant, or (ii) the credit also applies to periods following the Closing Date. To the extent that such refunds are paid to Seller and are due to tenants, Seller does hereby covenant and agree that it shall, upon receipt thereof, reimburse tenants for their applicable share of such refunds.
10. Payment of Liens.
     If, on or before the Closing Date, there be any other liens or encumbrances which the Seller is obligated to pay and discharge, the Seller may use any portion of the Purchase Price to satisfy the same. The existence of any such taxes or other liens and encumbrances shall not be deemed objections to title if the Seller shall take such steps as shall be necessary to cause the Title Company insuring the title of the Property in favor of the Purchaser to omit same or to insure against collection of same out of the Property.
11. Representations by Seller.
     All understandings and agreements heretofore had between the parties hereto are merged in this Agreement, which alone fully and completely expresses their agreement. The Purchaser is entering into this Agreement not relying upon any statement or representation not embodied in this Agreement made by any person. Prior to the expiration of the Review Period, the Purchaser will have had an opportunity to inspect the Property. Neither the Seller nor any persons purporting to act for the Seller has made or now makes any representations or warranties as to the physical condition, income, expense, operation or any other matter of thing affecting or relating to the Property, except as herein specifically set forth. The Seller is not liable or bound in any manner by any financial statements or written agreements or statements, or representations which have been made, or any real estate brokers’ “set-ups” or information pertaining to the Property furnished, by any real estate broker, agent or employee, servant or other persons. Except as specifically provided herein, but without in any way limiting the generality of the foregoing as to matters not specifically stated, the Purchaser further acknowledges and agrees that in entering into this Agreement and purchasing the Property:
     (i) The Seller and has not made, will not and does not make any warranties or representations, whether express or implied, with respect to the Property, the value, profitability or marketability thereof; and
     (ii) The Seller has not and will not make any warranties with respect to the Property, whether express or implied, of merchantability, habitability or fitness for a particular use; and
     Notwithstanding anything to the contrary contained in the foregoing provisions of this Paragraph 11, the Seller does hereby make the following representations to the Purchaser effective as of date of this Agreement and again as of the Closing Date which Purchaser is entitled to rely upon:
     As used herein and elsewhere in this Agreement, the term “Seller’s actual knowledge” shall mean the actual knowledge of each of Edward M. Gilbert and Cheryl S. Willoughby, without any duty of investigation of any kind. Seller represents and warrants that the foregoing persons are the only persons employed by General Partner of Seller or its manager with day-to-day managerial or supervisorial authority over the Property.
     11.1 Authority. Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to conduct business and own real property in the Commonwealth of Virginia, and has all requisite power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby has been duly and validly authorized by all necessary action of Seller and the Agreement and all other agreements contemplated thereby are and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
     11.2 Title Seller holds fee simple title to the Property, and to Seller’s actual knowledge, such fee simple title is free and clear of all liens, encumbrances, security interests, charges, adverse claims and other exceptions to title, except for the Leases, Service Contracts, Existing Loan (which shall be paid in full and satisfied at Closing), matters disclosed by the Survey and the Permitted Exceptions. Nothing in the Deed shall be construed to amend, modify or diminish the effectiveness or survival of the foregoing representation.
     11.3 The Leases. A list of the current Leases is set forth in the rent roll attached hereto as Exhibit G (the “Rent Roll”). The information contained in the Rent Roll is complete, accurate and consistent with Seller’s records (as they relate to the Property), which records have been maintained by Seller in accordance with good property management standards. True, complete and correct copies of the Leases and all amendments and modifications thereto have been delivered to Purchaser. Except for the Leases set forth in the Rent Roll, there are no other leases, licenses or other agreements affecting the occupancy of the Property. With respect to each Lease:

     (i) The Lease is in full force and effect, and constitutes the valid and binding legal obligation of Seller and the respective tenant, enforceable against each of them in accordance with its terms;
     (ii) There are no understandings, oral or written, between the parties to the Lease which in any manner vary the obligations or rights of either party as set forth in the Lease (and all amendments thereto delivered to Purchaser);
     (iii) Except as indicated on the Rent Roll, there is no default by Seller under the Lease, there is no default by the tenant under the Lease with respect to payment of base rent and reimbursable expenses and to Seller’s knowledge, there is no other default by the tenant under the Lease; and
     (iv) No rent or additional rent under the lease has been paid for more than thirty (30) days in advance of its due date.
     (v) The Rent Roll states all security deposits, prepaid rents and other deposits or prepayments for each Lease and Seller or Seller’s agent are currently in possession of all such deposits. No tenant is entitled to any rebate, concession, special allowance or other benefits, except as stated in the Leases.
     11.4 No Litigation or Adverse Events. Seller has received no written notice of, and to Seller’s actual knowledge, there are no pending or threatened investigations, actions, suits, proceedings or claims against or affecting Seller or the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

     11.5 Compliance with Laws. To the best of Seller’s knowledge, Seller is in compliance in all material respects with all applicable laws, ordinances, rules and regulations applicable to the ownership or operation of the Property. Seller has not received from any insurance company or board of fire underwriters or any governmental authority any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.
     11.6 No Defaults in Other Agreements. To Seller’s actual knowledge, neither Seller nor any other party is in material default under any Service Contract affecting the Property, and no event exists which, with the passage of time or the giving of notice or both, will become a material default thereunder on the part of the Seller or any other party thereto. To Seller’s knowledge, Seller is in compliance in all material respects with the terms and provisions of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property.
     11.7 Eminent Domain. To Seller’s actual knowledge, there is no existing or proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect the Property in any material way.
     11.8 Licenses, Permits, CO’s, Zoning, etc. To Seller’s actual knowledge, all permits, certificates of occupancy, business licenses and all other notices, licenses, permits, certificates and authority required as of the date hereof and as of the Closing Date in connection with the use or occupancy of the Property have been obtained and are in full force and effect and in good standing.

     11.9 Taxes and Assessments. All real property taxes, and all Seller’s personal property taxes, relating to the Property, excepting those for the current tax year which are not yet overdue (i.e., which are still payable without interest or penalty), have been paid in full.
     11.10 Property Information. All Property Information delivered to or made available to Purchaser have been prepared and assembled in the ordinary course of business by Seller, and are believed by Seller to be true, complete and accurate and have been relied upon by Seller.
     11.11 Hazardous Materials. To the best of Seller’s knowledge, other than as disclosed in the environmental reports delivered to Purchaser during the Review Period, no hazardous conditions exist at the Property in violation of Environmental Laws. As used herein, “Environmental Laws” mean any federal, state or local environmental statutes, regulation or ordinance in effect as of the date hereof related to Hazardous Substances, and “Hazardous Substances” means any substance or material defined or designated as a hazardous or toxic waste material or substance under federal or state laws, statutes or regulations. Seller has no notice of the presence of mold or similar substances at the Property.
     11.12 Employees. Seller has no employees.
     11.13 Mechanic’s Liens. All bills and claims for labor performed and materials furnished to or for the benefit of the Property currently due and contracted for by Seller or its manager have been paid in full, and there are no mechanic’s or materialmen’s liens (whether or not perfected) on or affecting the Property as a result of labor performed or materials furnished and contracted for by the Seller or its manager.

     11.14 Operating Statements. To Seller’s actual knowledge, the financial and operating statements and related information delivered by Seller to Purchaser fairly present the profit or loss from the management and operation of the Property for the periods covered thereby and, in all material respects, accurately reflect all rents and other gross receipts, and all amounts paid by Seller for electricity, water, sewer, other utility services, insurance, fuel, maintenance and repairs (whether capitalized or expensed), real estate taxes, payroll and payroll taxes and all other operating and other expenses associated with the Property.
     11.15 Reserved.
     11.16 No Leases of Property or Assets. No material portion of the Personal Property or fixtures with respect to the Property (other than fixtures owned or installed by tenants) is leased by the Seller as lessee.
     11.17 Contracts, Commissions. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.
     The representations and warranties set forth in this Section 11 shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property, until the date that is one year after the Closing Date; provided however, that in the event Purchaser makes a written claim against Seller with respect to any representation or warranty prior to the date which is one year after the closing date, then such representation or warranty shall survive without limitation as to such written claim.
     Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (the “Representations”) which are made by Seller and set forth herein or in any of the documents or instruments required to be delivered by Seller hereunder, shall be subject to the following conditions and limitations:
     (i) There shall be no liability on the part of Seller, after the Closing, for breaches of representations of which Purchaser had actual knowledge prior to the Closing; and
     (ii) In the event that, after the date hereof and prior to the time of Closing, during the course of Purchaser’s inspections, studies, tests and investigations conducted pursuant to Section 6 hereof, or through other sources, Purchaser gains actual knowledge that a Representation was or has become untrue or inaccurate, and such fact or circumstance was not intentionally withheld from Purchaser by Seller with the intent to defraud Purchaser, then Purchaser shall have the right to (a) declare this Agreement terminated, in which event the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for its actual out of pocket expenses incurred in entering into this Agreement and conducting its inspections and investigations concerning the Property, up to but not to exceed $25,000.00, or (b) in the alternative commence an action for specific performance of this Agreement by Seller.
     SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION, CERTIFICATION OR WARRANTY OF ANY KIND, INCLUDING ANY REPRESENTATION, CERTIFICATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITIONS OR STATE OF REPAIR OF THE REAL ESTATE, PERSONAL

PROPERTY, OR ANY PORTION THEREOF, OR OF VISIBLE OR HIDDEN DEFECTS IN MATERIAL, WORKMANSHIP OR CAPACITY OF THE REAL ESTATE, PERSONAL PROPERTY, OR ANY PORTION THEREOF, AND THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE REAL ESTATE, PERSONAL PROPERTY, OR ANY PORTION THEREOF EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS AGREEMENT, DELIVERY OF THE REAL PROPERTY AND PERSONAL PROPERTY AT CLOSING WILL BE “AS IS, WHERE IS” AND WITH ALL FAULTS, AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLER HAS DISCLAIMED ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE MERCHANTABILITY PHYSICAL CONDITION OR FITNESS FOR PARTICULAR USE OR PURPOSE OF THE REAL ESTATE AND PERSONAL PROPERTY.
12. Limitation of Seller’s Liability.
     If the Seller shall be unable to convey good and indefeasible title subject to and in accordance with this Agreement, or fails to deliver such title in accordance with the terms and conditions of this Agreement, or any of the Seller’s representations made herein shall prove to be false in any material respect, in the absence of gross negligence, willful or intentional misconduct or breach, or fraud, the Purchaser shall have the right to:
     (i) Declare this Agreement terminated, in which event the Deposit shall be returned to Purchaser and Seller shall promptly reimburse Purchaser for its actual out of pocket expenses incurred in entering into this Agreement and conducting its inspections and investigations concerning the Property and this Agreement, up to but not to exceed

$25,000.00, and the parties obligations hereunder, shall be terminated and shall have no force or effect; or
     (ii) Commence an action for specific performance of this Agreement against Seller.
     The Seller shall not be required to bring any action or proceedings or otherwise incur any expenses to render title to the Property indefeasible except as required by Paragraph 5 hereof. The Purchaser may, nevertheless, accept such title as the Seller may be able to convey, without a reduction of the Purchase Price or credit or allowance against the same and without further liability on the part of Seller.
     In the event Seller breaches this Agreement as a result of gross negligence, willful or intentional misconduct or breach, or fraud, Purchaser shall be entitled to pursue any and all remedies available under applicable law or in equity.
13. Brokerage.
     The Purchaser represents that no broker, licensed or otherwise, brought the Property to the attention of the Purchaser or had any communication with the Purchaser in regard to same except Cushman & Wakefield (“Broker”). If any claim is made for brokerage commissions as a result of the acts of the Purchaser other than by Broker, the Purchaser hereby agrees to indemnify the Seller against, and to defend and hold the Seller harmless from any and all claims for brokerage commissions by and for any legal fees and expenses incurred in defending such claims. The Purchaser agrees that the foregoing representation and indemnity shall survive the delivery of the Deed without limitation and shall inure to the benefit of the Seller and to the Seller’s successors and assigns. The Seller represents that no broker, licensed or otherwise, has been retained by Seller except the Broker. The Seller agrees to pay any and all commissions due to the Broker. If any claim is made for brokerage commissions by Broker or as a result of the acts of the Seller, the Seller hereby agrees to indemnify the Purchaser against, and to defend and hold the Purchaser harmless from any and all claims for brokerage commissions and for any legal fees and expenses incurred in defending such claims. The Seller agrees that the foregoing representation and indemnity shall survive the delivery of the Deed without limitation and shall inure to the benefit of the Purchaser and to the Purchaser’s successors and assigns.
14. Liquidated Damages.
     If this transaction is not consummated by reason of a material default by Purchaser hereunder following the expiration of the Review Period and Seller is not then in default, then Seller shall retain the Deposit as full compensation for its damages and as it sole remedy, except that Seller shall be entitled to exercise any rights or remedies it may have by virtue of any indemnity created or granted herein.
15. Pre-Closing Management and Operation.
     From the execution of this Agreement through the Closing:
     15.1 Maintenance. In addition to Seller’s other obligations hereunder, Seller shall, upon and after the date of this Agreement and to and including the Closing Date, at Seller’s sole cost and expense, pay all taxes, assessments, fines, penalties, charges, insurance premiums and other operating expenses, and maintain the Property in the ordinary course of business consistent with past practice, shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in its ordinary and customary manner, and otherwise in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Seller shall not make any alterations to the Property without first receiving Purchaser’s prior written consent thereto. Seller shall, throughout the remaining term of this Agreement, maintain all risk fire and extended coverage casualty insurance, insuring for full replacement value the Improvements and Personal Property, and shall maintain rent continuation insurance coverage valid for a period of not less than 12 months following any casualty.
     15.2 Agreements. After the date hereof, without Purchaser’s prior written consent (which will not be unreasonably withheld) in no event shall Seller enter into any agreement or contract with respect to the Property, which is not terminable on thirty (30) days’ prior notice (without premium or penalty) or which will be binding upon Purchaser following the Closing.
     15.3 Encumbrances. Seller shall not, in between the date of this Agreement and the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Property, which encumbrances would survive the Closing Date, without the prior written consent of Purchaser.
     15.4 Consents and Notices. Seller and Purchaser shall cooperate with each other and exercise commercially reasonable efforts to obtain as of the Closing Date, all consents from, and provide all notices to, any third party and any governmental or regulatory authority which are required pursuant to any Contract or any applicable laws as a condition to or in connection with the execution, delivery or performance of this Agreement or other documents and instruments contemplated thereby.

     15.5 Reserved.
     15.6 Leases. To the extent that any new leasing proposals are given serious consideration by Seller, Seller agrees to provide Purchaser with information in its possession and with regular updates regarding such proposals, including without limitation a list of all Leasing Expenses incurred in connection therewith. After the date hereof, provided the Agreement has not been terminated, the Purchaser shall have the right to review and approve any additional leasing. The parties agree that if the Purchaser has approved any new lease(s) and said lease(s) is/are fully executed after the date hereof and prior to Closing, that:
     (i) Purchaser agrees to be bound as landlord subsequent to Closing;
     (ii) Purchaser shall pay to Seller at Closing all Leasing Expenses incurred in connection therewith, so long as such Leasing Expenses were disclosed to Purchaser prior to Purchaser’s approval of such Lease, and any sums expended by Seller and disclosed to Purchaser prior to Purchaser’s approval of such lease for tenant improvements; and
     (iii) Purchaser shall assume responsibility to complete all landlord’s obligations after Closing set forth in such Lease.
16. Notices.
     Notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been given upon (a) hand delivery, (b) receipt by mail, postage prepaid, return receipt requested (as evidenced by an executed return receipt), or refusal of delivery thereof, (c) upon receipt from any reliable overnight courtier service, or (d) upon electronic confirmation of receipt of facsimile transmission addressed as follows:

If to the Purchaser:	Asset Capital Corporation, LLC
7315 Wisconsin Avenue, Suite 205 East
Bethesda, MD 20814
Attn: William B. Le Blanc
Phone: (301) 656-2333
Fax: (301) 656-1960

With a Copy to:	DLA Piper Rudnick Gray Cary US LLP
550 S. Hope Street, 24th Floor
Los Angeles, CA 90071
Attn: Howard A. Parelskin
Phone: (213) 330-7775
Fax: (213) 330-7575

If to Seller:	Executive Tower Associates,
Limited Partnership
c/o BGK Realty, Inc.
330 Garfield Street
Santa Fe, NM 87501
Attn: Edward M. Gilbert
Phone: (505) 992-5100
Fax: (505) 983-7813
or at such other address of which the Seller or the Purchaser shall have given notice to the other as herein provided.
17. Casualty or Condemnation.
     If, prior to the Closing, all or any material portion of the Property shall be destroyed or damaged, or if, prior to the Closing, any portion of the Property shall be subjected to a threat of condemnation, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation, Seller shall promptly notify Purchaser thereof, and Purchaser, at its option, may, within fifteen (15) days after receipt of such notice thereof, cancel this Agreement by written notice, in which event the parties hereto shall be relieved and released of and from any further duties, obligations, rights, or liabilities hereunder, and the Deposit shall be returned to Purchaser. If the Closing Date is within the aforesaid fifteen (15) day period, then the Closing shall be extended to the next business day following the end of said fifteen (15) day period. If under such circumstances Purchaser elects to complete the transactions contemplated in this Agreement, or if less than a material portion of the

Property is destroyed or damaged or taken by eminent domain or condemnation, this Agreement shall remain in full force and effect, and the purchase contemplated herein, less any portion of the Property destroyed or damaged or taken by eminent domain or condemnation, shall be consummated with no further adjustment or modification, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all the right, title, and interest of Seller in and to any insurance proceeds resulting from any casualty or any awards that have been or may thereafter be made for any taking or condemnation, and Purchaser shall receive a credit at the Closing in the amount of any proceeds received in accordance with this Section 18 and in the amount of any deductible provided for in Seller’s insurance policy, plus any additional amounts which Purchaser reasonably determines which are necessary to complete required repairs.
     A “material portion” of the Property shall be deemed taken or subject to a casualty if:
     (i) The cost to repair or replace such portion exceeds $500,000;
     (ii) Purchaser determines that the Property so affected is materially and adversely affected by such taking or threatened taking; or
     (iii) Any lessee or group of lessees leasing 15,000 square feet or more in the aggregate (as set forth on the Rent Roll) has a right to terminate its lease (or leases) as a result of such taking or threatened taking and does not irrevocably waive such right prior to Closing in a form reasonably acceptable to Purchaser.
18. Seller’s Affidavit.
     If a search of the title to the Property discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of the Seller, the Seller will, on request, deliver to the Purchaser or to the Title Company, an affidavit showing that such judgments, bankruptcies, or other returns are not against the Seller. In addition, Seller shall, on request, deliver to the Purchaser or to the Title Company, an ERISA representation and affidavit to facilitate the closing of the transaction and issuance of an ALTA extended Title Policy.
19. Possession.
     Possession of the Property shall be delivered to Purchaser on the Closing Date pursuant to the terms of this Agreement, subject to the Permitted Exceptions, the Leases disclosed on the Rent Roll, and all new written leases theretofore disclosed to Purchaser and approved by Purchaser during the Review Period or otherwise executed by Seller with Purchaser’s consent.
20. Purchaser’s Authority.
     The Purchaser does hereby represent and warrant for itself and its assigns that:
     (i) Subject to receiving approval of Purchaser’s Board of Directors, the Purchaser has the full right and power to enter into this Agreement and to observe, fulfill and perform its obligations hereunder; and
     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance with the terms and conditions of this Agreement, do not and will not conflict with or result in a breach of any judgment, order or decree of any governmental body or court, domestic or foreign, having jurisdiction over the Purchaser or its assigns, and do not and will not conflict with any other agreement entered into by the Purchaser or its assigns.
21. Assignment.
     Purchaser may assign all or any portion of its rights under this Agreement to any person or entity with the prior written consent of Seller which content shall not be unreasonably withheld. If such assignment is to an affiliate or successor by merger or an entity controlled by Purchaser, then no consent to such assignment shall be required.
22. Survival.
     Any representation and warranties made herein by the Seller shall survive the Closing Date as set forth in Section 11 hereof. Covenants shall survive the Closing Date and delivery of the Deed without limitation. Proration obligations shall survive as set forth elsewhere in this Agreement.
23. Binding Effect.
     This Agreement may not be changed or terminated orally. This Agreement applies to and binds and inures to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties.
24. Construction.
     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
25. Counterpart Originals.
     This Agreement may be executed in any number of counterpart duplicate originals all of which will be deemed to constitute but one document.
26. Time of Essence.
     Time is of the essence in connection with all dates and time periods specified in this Agreement.
27.	Confidentiality.

     Purchaser and Seller shall keep all of the terms and conditions of this Agreement confidential except for disclosure to such partners, investors, attorneys, accountants, consultants and lenders with a bona fide need to know.

29. Submission.
     Submission of this Agreement by Seller or ‘eller’s agent, or their respective agents or representatives, to Purchaser for examination and/or execution shall not in any manner bind Seller and no obligations on Seller shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Seller and Purchaser. Submission of this Agreement by Purchaser or Pur’haser’s agent, or their respective agents or representatives, to Seller for examination and/or execution shall not in any manner bind Purchaser and no obligations on Purchaser shall arise under this Agreement unless and until this Agreement is fully signed and delivered by Purchaser and Seller.
30. No Recording.
     Seller and Purchaser agree that neither this Agreement nor any memorandum thereof shall be recorded.
31. No Personal Liability of Officers or Directors of General Partner of Seller or of Purchaser.
     Purchaser and Seller respectively acknowledge that this Agreement is entered into by a limited partnership as Seller and a limited liability company as Purchaser and each party agrees that no individual officer or director or representative of Seller or Purchaser or its partners shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.
32. No Third Party Rights.

     Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
33. Attorneys’ Fees.
     If any litigation is initiated or defended by any party to the Agreement against the other party to this Agreement relating to this Agreement or the subject matter hereof, the party prevailing in such litigation shall be entitled to recover, in addition to all damages allowed and other relief, all reasonable attorneys’ fees, court costs and other litigation costs incurred in connection therewith.
34. Audit Cooperation.
     At Purchaser’s requiest, at any time before or after Closing, .Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit H attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this paragraph.
[Signature Page to Follow]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Purchaser and the Seller hereto on the day and year set forth below opposite their respective signatures.

Date:		The Seller:

EXECUTIVE TOWER ASSOCIATES,
LIMITED PARTNERSHIP

	By:	BGK Realty, Inc., its general partner

		By:	/s/ Paul S. Gerwin

		Name:	Paul S. Gerwin
		Its:	Executive Vice President

The Purchaser:

ASSET CAPITAL CORPORATION, L.L.C.

		By:	/s/ William LeBlanc

		Name:	William B. LeBlanc III
		Its:	Principal